FIRST SUPPLEMENTAL INDENTURE
First Supplemental Indenture (this “Supplemental Indenture”), dated as of April 4, 2025, between DPL LLC (formerly known as DPL Inc.), an Ohio limited liability company (the “Company”), and U.S. Bank Trust Company, National Association (as successor in interest to U.S. Bank National Association), as trustee (the “Trustee”)
W I T N E S S E T H
WHEREAS, the Company and the Trustee entered into an indenture, dated as of June 19, 2020 (the “Indenture”) relating to the Company’s 4.125% Senior Notes Due 2025 (the “Notes”);
WHEREAS, Section 9.01(a)(i) of the Indenture permits the Company and the Trustee, without the consent of any Holder, to amend or supplement the Indenture to cure any ambiguity, defect or inconsistency in the Indenture.
WHEREAS, on April 3, 2025, DPL Inc. converted its form of business organization from an Ohio corporation to an Ohio limited liability company (the “Conversion”) and upon the Conversion, DPL Inc. changed its name to DPL LLC; and
WHEREAS, the Company wishes to confirm that, following the Conversion, it remains obligated as the Company pursuant to the Indenture and that, for the avoidance of doubt, it expressly assumes all the obligations of Company under the Indenture.
NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and intending to be legally bound, the parties to this Supplemental Indenture hereby agree as follows:
(1)Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.
(2)Assumption of Company Obligations. The Company, by its execution of this Supplemental Indenture, reaffirms that all references to the Company in the Indenture shall, from and after the date hereof, be deemed to refer to the Company existing as an Ohio limited liability company, and expressly assumes all of the obligations of the Company under the Indenture.
(3)No Recourse Against Others. No past, present or future director, manager, officer, employee, incorporator, member, partner or direct or indirect equityholder of the Company shall have any liability for any obligations of the Company under the Notes, the Indenture or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

(4)Governing Law. THIS SUPPLEMENTAL INDENTURE, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS SUPPLEMENTAL INDENTURE, WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
(5)Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. This Supplemental Indenture may be executed in multiple counterparts which, when taken together, shall constitute one instrument. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmissions shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.
(6)Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.
(7)The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company.
(8)Successors. All agreements of the Company in this Supplemental Indenture shall bind its respective successors, except as otherwise provided in this Supplemental Indenture. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.
(9)Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder shall be bound hereby.
[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the date first above written.

DPL LLC
as the Company

By: _/s/ Gustavo Garavaglia__________
Name: Gustavo Garavaglia
Title: Vice President and Chief
Financial Officer

Attest:

By: _/s/ Dustin Illyes__________
Name: Dustin Illyes
Title: Treasurer

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee
By: _/s/ Linda Garcia________________
Name: Linda Garcia
Title: Vice President